Exhibit 4.2

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of the 29th day of June, 2015 by and between INTEGRYS HOLDING, INC. (F/K/A GET ACQUISITION CORP.), a corporation duly organized and existing under the laws of the State of Wisconsin (the “Successor”), as successor to INTEGRYS ENERGY GROUP, INC. (F/K/A WPS RESOURCES CORPORATION), a corporation duly organized and existing under the laws of the State of Wisconsin (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, as trustee (the “Trustee”), and successor to Firstar Bank National Association.

RECITALS:

WITNESSETH:  that

The Company has heretofore executed and delivered its Indenture (hereinafter referred to as the “Subordinated Indenture”), dated as of November 13, 2006, as supplemented by the First Supplemental Indenture, dated as of December 1, 2006, and the Second Supplemental Indenture, dated as of August 15, 2014; and

Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Subordinated Indenture; and

Under the Subordinated Indenture, the Company has previously issued 6.11% Junior Subordinated Notes Due 2066, of which $269.8 million in principal amount remains outstanding as of the date hereof, and 6.00% Junior Subordinated Notes Due 2073, of which $400 million in principal amount remains outstanding as of the date hereof (collectively, the “Securities”); and

On June 29, 2015, pursuant to an Agreement and Plan of Merger, dated as of June 22, 2014, by and among the Company, the Successor, WEC Acquisition Corp., a corporation duly organized and existing under the laws of the State of Wisconsin (“Initial Merger Sub”), and WEC Energy Group, Inc. (f/k/a Wisconsin Energy Corporation), a corporation duly organized and existing under the laws of the State of Wisconsin, and the sole stockholder of the Successor (“Parent”), (i) Initial Merger Sub merged with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of Parent, and (ii) immediately after the effective time of the Initial Merger, the Company merged with and into the Successor (the “Subsequent Merger”), with the Successor surviving the Subsequent Merger as a wholly owned subsidiary of Parent;

Section 8.01 of the Subordinated Indenture provides that the Company may not merge with or into any other corporation unless either the Company is the continuing corporation or the Person with which the Company is merged is a corporation and expressly assumes, by an indenture supplemental to the Subordinated Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and the Subordinated Indenture; and

Section 8.03 of the Subordinated Indenture provides that, upon any merger by the Company into any other corporation in accordance with Section 8.01, the successor corporation into which the Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Subordinated Indenture with the same effect as if such successor corporation or corporations had been named as the Company in the Subordinated Indenture; and

Pursuant to Section 9.01 of the Subordinated Indenture, without notice to or the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Subordinated Indenture, in form satisfactory to the Trustee, to evidence the succession of another corporation to the Company and the assumption by any such successor of all the obligations of the Company under the Subordinated Indenture and the Securities; and

Pursuant to Section 8.02 of the Subordinated Indenture, the Company delivered to the Trustee prior to the Initial Merger and the Subsequent Merger an Officer’s Certificate and an Opinion of Counsel stating that the Initial Merger and the Subsequent Merger comply with the Subordinated Indenture and that all conditions precedent to the consummation of the Initial Merger and the Subsequent Merger under the Subordinated Indenture have been met; and

Pursuant to a Board Resolution, the Successor has been authorized to enter into this Supplemental Indenture, and

All acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Successor and the Trustee covenants and agrees for the equal and ratable benefit of the holders of the Securities as follows:

Section 1. Upon consummation of the Subsequent Merger, in accordance with Section 8.01 of the Subordinated Indenture, the Successor hereby expressly assumes all the obligations of the Company under the Securities and the Subordinated Indenture, and, in accordance with Section 8.03 of the Subordinated Indenture, the Successor hereby succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Subordinated Indenture with the same effect as if the Successor had been named as the Company in the Subordinated Indenture.

Section 2.  Notwithstanding Section 1.05(ii) of the Subordinated Indenture, any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Subordinated Indenture to be made upon, given or furnished to, or filed with, the Company by the Trustee or by any Holder shall be sufficient for every purpose under the Subordinated Indenture (unless otherwise expressly therein provided) if in writing and mailed, first-class postage prepaid, to the Successor addressed to it at Integrys Holding, Inc., c/o WEC Energy Group, Inc., 231 W. Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, Attention: General Counsel, or at any other address previously furnished in writing to the Trustee by the Successor.

Section 3.  The Trustee has accepted the amendment of the Subordinated Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Subordinated Indenture as hereby amended, but only upon the terms and conditions set forth in the Subordinated Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, and (c) the due execution hereof by the Company.

Section 4.  This Supplemental Indenture shall be construed in connection with and as a part of the Subordinated Indenture.  Except as expressly amended hereby, the Subordinated Indenture and the Securities are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 5.

(a) If any provision of this Supplemental Indenture conflicts with another provision of the Subordinated Indenture required to be included in indentures qualified under the Trust Indenture Act of 1939, as amended (as enacted prior to the date of this Supplemental Indenture), by any of the provisions of Sections 310 to 317, inclusive, of said act, such required provision shall control.

(b) In case any one or more of the provisions contained in this Supplemental Indenture should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

Section 6.  Whenever in this Supplemental Indenture either of the parties hereto is named or referred to, such name or reference shall be deemed to include the successors or assigns of such party, and all the covenants and agreements contained in this Supplemental Indenture by or on behalf of the Successor or by or on behalf of the Trustee shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

Section 7. This Supplemental Indenture may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, INTEGRYS HOLDING, INC. has caused this Third Supplemental Indenture to be executed by its Chairman, Chief Executive Officer, President, Vice Chairman or a Vice President, or any other officer selected by the Board of Directors, and U.S. BANK NATIONAL ASSOCIATION, as Trustee as aforesaid, has caused this Supplemental Indenture to be executed by one of its authorized signatories, as of June 29, 2015.

INTEGRYS HOLDING, INC.

		By:	/s/ Scott J. Lauber
		Name:	Scott J. Lauber
		Title:	Vice President and Treasurer
ATTEST:

/s/ Keith H. Ecke
Name:	Keith H. Ecke
Title:	Assistant Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION

		By:	/s/ Peter M. Brennan
Name: Peter M. Brennan
Title: Vice President
ATTEST:

/s/ Steven F. Posto
Name: Steven F. Posto
Title: Vice President